Filed Pursuant to Rules 424(b)(3) and 424(c)

Registration No. 333-115757

$175,000,000

MASSEY ENERGY COMPANY

2.25% Convertible Senior Notes due 2024

THIRD PROSPECTUS SUPPLEMENT DATED AUGUST 12, 2004

TO

PROSPECTUS DATED JUNE 28, 2004

This Prospectus Supplement amends and restates the “Selling Securityholders” Section of the Prospectus, dated June 28, 2004, appearing on pages 40—41 of such Prospectus, to update the positions of previously disclosed selling security holders based on completed investor questionnaires submitted to Massey on or before August 11, 2004.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by UBS Securities LLC and Bear, Stearns & Co. Inc. (the “Initial Purchasers”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed by the Initial Purchasers to be “qualified institutional buyers” (as defined by Rule 144A under the Securities Act). The selling securityholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this Prospectus any and all of the notes and the shares of common stock issuable upon conversion of the notes.

Set forth below are the names of each selling securityholder, the principal amount of notes that may be offered by such selling securityholder pursuant to this Prospectus, and the number of shares of common stock into which such notes are convertible. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

The following table sets forth certain information received by us on or prior to August 11, 2004. However, any or all of the notes or common stock listed below may be offered for sale pursuant to this Prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or common stock that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided, in transactions exempt from the registration requirements of the Securities Act.

Name	Aggregate Principal Amount of Notes at Maturity that May be Sold	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to Conversion		Shares of Common Stock Registered (1)
AG Domestic Convertibles, LP	$1,200,000	0.69%			35,714
AG Offshore Convertibles, Ltd.	2,800,000	1.60%			83,333
Akela Capital Master Fund, Ltd.	10,000,000	5.71%			297,619
Attorneys Title Insurance Fund	150,000	0.09%			4,464
Banc of America Securities LLC	1,000,000	0.57%			29,761
BNP Paribas Arbitrage	250,000	0.14%			7,440
BP Amoco PLC Master Trust	818,000	0.47%			24,345
Calamos Growth & Income Portfolio—Calamos Advisors Trust	245,000	0.14%			7,291
Calamos Growth & Income Fund—Calamos Investment Trust	13,000,000	7.43%			386,904
Chrysler Corporation Master Retirement Trust	3,525,000	2.01%			104,910
Citigroup Global Markets Inc.	85,000	0.05%			2,529
CNH CA Master Account, L.P.	250,000	0.14%			7,440
Context Convertible Arbitrage Fund, LP	775,000	0.44%	143,115	(4)	23,065
Context Convertible Arbitrage Offshore, Ltd.	1,825,000	1.04%	363,590	(4)	54,315
Continental Assurance Company on behalf of its Separate Account (E)	100,000	0.06%			2,976
Continental Casualty Company	400,000	0.23%			11,904
Delta Airlines Master Trust	175,000	0.10%			5,208
Delta Airlines Master Trust—CV	860,000	0.49%			25,595
Delta Pilots Disability & Survivorship Trust—CV	425,000	0.24%			12,648
Duke Endowment c/o Froley, Revy Investment Co., Inc.	500,000	0.29%			14,880
EB Convertible Securities Fund	35,000	0.02%	2,579	(4)	1,041
Fidelity Financial Trust: Fidelity Convertible Securities Trust	7,000,000	4.00%			208,333
F.M. Kirby Foundation, Inc.	490,000	0.28%			14,583
FrontPoint Convertible Arbitrage Fund L.P.	4,500,000	2.57%			133,928
Global Bermuda Limited Partnership	1,900,000	1.09%			56,547
Grace Convertible Arbitrage Fund, LTD.	5,000,000	2.86%			148,809
HBK Master Fund L.P.	13,850,000	7.91%	39,300		412,202
HFR CA Select Fund	900,000	0.51%			26,785
Hotel Union & Hotel Industry of Hawaii Pension Plan	214,000	0.12%			6,369
ING VP Convertible Portfolio	50,000	0.03%			1,488

Name	Aggregate Principal Amount of Notes at Maturity that May be Sold	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to Conversion		Shares of Common Stock Registered (1)
ING Convertible Fund	2,000,000	1.14%			59,523
Institutional Benchmark Master Fund	1,000,000	0.57%			29,761
Institutional Benchmarks Master Fund Ltd.	1,123,000	0.64%			33,422
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	470,000	0.27%			13,988
International Truck & Engine Corporation Retiree Health Benefit Trust	210,000	0.12%			6,249
International Truck & Engine Corporation Retirement Plan Trust for Salaried Employees Trust	285,000	0.16%			8,482
JMG Triton Offshore Fund, Ltd.	1,600,000	0.91%			47,619
JMG Capital Partners LP	1,000,000	0.57%			29,761
KBC Financial Products USA Inc.	150,000	0.10%			4,464
Lakeshore International, Ltd.	7,600,000	4.34%			226,190
Lord Abbett Investment Trust — LA Convertible Fund	1,000,000	0.57%			29,761
Lyxor/Context Fund Ltd.	50,000	0.03%	60,598	(4)	1,488
Mellon HBV Master Convertible Arbitrage Fund LP	1,169,000	0.67%			34,791
Mellon HBV Master Leveraged Multi-Strategy Fund LP	446,000	0.25%			13,273
Mellon HBV Master Multi-Strategy Fund LP	678,000	0.39%			20,178
Microsoft Corporation	940,000	0.54%			27,976
Mint Master Fund LTD	207,000	0.12%			6,160
MLQA Convertible Securities Arbitrage Ltd.	5,000,000	2.86%			148,809
Motion Picture Industry Health Plan—Active Member Fund	135,000	0.08%			4,017
Motion Picture Industry Health Plan—Retiree Member Fund	90,000	0.05%			2,678
National Bank of Canada	300,000	0.17%	46,416	(4)	8,928
Nations Convertible Securities Fund	4,465,000	2.55%	384,219	(4)	132,886
OCM Convertible Trust	1,075,000	0.61%			31,994
OCM Global Convertible Securities Fund	75,000	0.04%			2,232
Pacific Life Insurance Company	250,000	0.14%			7,440
Putnam Convertible Income—Growth Fund	3,800,000	2.17%			113,095
Qwest Occupational Health Trust	55,000	0.03%			1,636
Royal Bank of Canada (Norshield)	200,000	0.11%	48,994	(4)	5,952
San Diego County Employee Retirement Association	2,000,000	1.14%			59,523

Name	Aggregate Principal Amount of Notes at Maturity that May be Sold	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to Conversion		Shares of Common Stock Registered (1)
Southern Farm Bureau Life Insurance	1,075,000	0.61%			31,994
Sphinx Convertible Arb Fund SPC	474,000	0.27%			14,107
SSI Blended Market Neutral L.P.	424,000	0.24%			12,619
SSI Hedged Convertible Market Neutral L.P.	675,000	0.39%			20,089
State Employees’ Retirement Fund of the State of Delaware	1,015,000	0.58%			30,208
Stonebridge Life Insurance	500,000	0.29%			14,880
Teachers Insurance and Annuity Association of America	14,650,000	8.37%			436,011
The St. Paul Travelers Companies, Inc.—Commercial Lines	415,000	0.24%			12,351
The St. Paul Travelers Companies, Inc.—Personal Lines	280,000	0.16%			8,333
Transamerica Life Insurance and Annuities Co.	2,500,000	1.43%			74,404
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Ltd.(5)	3,000,000	1.71%			89,285
UBS Securities LLC(6)	12,400,000	7.09%	3,287		369,047
Univest Convertible Arbitrage Fund II Ltd. (Norshield)	100,000	0.06%	12,893	(4)	2,976
UnumProvident Corporation	210,000	0.12%			6,249
Vanguard Convertible Securities Fund, Inc.	11,445,000	6.54%			340,624
Viacom Inc. Pension Plan Master Trust	22,000	0.01%			654
Whitebox Diversified Convertible Arbitrage Partners LP	1,000,000	0.57%			29,761
Windmill Master Fund LP	1,000,000	0.57%			29,761
Zazove Convertible Arbitrage Fund, L.P.	5,100,000	2.91%			151,785
Zazove Hedged Convertible Fund, L.P.	2,000,000	1.14%			59,523
Zurich Institutional Benchmarks Master Fund Ltd.	1,500,000	0.86%			44,642
All Other Beneficial Holders(2)(3)	5,520,000	3.15%			164,285
Total	$175,000,000	100.00%			5,208,332

(1) Assumes conversion of all of the holder’s notes at a conversion rate of 29.7619 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustments as described under “Description of the Notes—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(3) Assumes that any other holders of the notes, or any future transferees, pledgees, donees, or successors of or from any such other holders of notes, do not beneficially own any common stock issuable upon conversion of the notes at the initial conversion rate.

(4) Indicates the number of shares of common stock owned by the selling securityholders upon conversion of the 4.75% Convertible Senior Notes due 2023 owned by such selling securityholders at a conversion rate of 51.573 shares of common stock per $1,000 principal amount of notes.

(5) UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Ltd. is an affiliate of one of the initial purchasers in the private placement of the notes.

(6) UBS Securities LLC was one of the initial purchasers in the private placement of the notes.

The preceding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock may rest with certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements, if and when necessary.